EXHIBIT 99


  For Release-7/13/04
  Contact: Shannan B. Guthrie
  Public Relations Manager
  717/ 354-3612 or sbguthrie@bbnb.com

        PennRock Board Appoints Dennis Dinger as Chairman

  Blue Ball, Pa: The Board of Directors for PennRock Financial Services Corp. (Nasdaq: PRFS) has elected Dennis Dinger to the position of Board Chairman effective July 13, 2004. Dinger's appointment to Board Chairman follows the resignation of Norman Hahn, who has served as chairman since 1991. Hahn will retain a position on the board until 12/31/04 assuring a smooth transition of the incoming chairman.

  Dinger has been a board member since December 2003. He is a Certified Public Accountant with over 14 years experience in the banking industry, and is currently self-employed as an independent financial consultant assisting companies in accounting and financial advisory services. Dinger will continue to serve as the board's financial expert and chairman of PennRock's Audit Committee.

  Norman Hahn has been a member of the Blue Ball National Bank board since 1976 and chairman of the PennRock board since 1991. During his 24 year term with the Bank and PennRock, the company has grown from $61.2 million to $1.1 billion in assets, three branches to 17 branches, and acquired two companies. Hahn's decision to resign from Board Chairman will afford him the time to pursue personal goals.

  PennRock Financial Services Corp., headquartered in Blue Ball, PA is a bank holding company with over $1.1 billion in consolidated assets. PennRock is the parent company of Blue Ball National Bank, PennRock Financial Advisors, N.A., and PennRock Insurance Group, Inc. Blue Ball National Bank provides a broad range of banking services to consumers, small businesses and corporations through 17 offices in south-central and southeastern Pennsylvania. PennRock Financial Advisors, N.A. offers asset management, corporate retirement plan administration, third party administration, and investment management & trust services to clients in southeastern Pennsylvania, New Jersey and Delaware. PennRock Insurance Group, Inc. sells annuities and life insurance products. To learn more about PennRock and its subsidiaries, visit www.pennrock.com.

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